ENDORSEMENT
                        APPLICABLE TO CUSTODIAL CONTRACTS

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

When issued with this endorsement and the Non-Spousal Beneficiary Continuation Option (BCO) Tax Qualified Retirement Plan Funds Direct Rollover to Traditional IRA Endorsement, this Contract is a Custodial Contract.

If the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this IRA Contract is an annuity contract which may be used to fund an individual retirement account which meets the requirements of Section 408(b) of the Code. This IRA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this Contract. Also, your entire interest under the Contract is not forfeitable.

1. OWNER: The following is added to the existing definition:

   Where the Contract is purchased to fund an individual retirement account under Section 408(b) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. In such a case "you" and "your" refer to the Annuitant where required by context.

2. DEATH BENEFIT: The following is added to the existing section:

   If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Item of the Endorsement "you" refers to the Annuitant and your spouse can be named successor Annuitant.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/Christopher M. Condron                /s/Karen Field Hazin
-------------------------                --------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel


2008IRA-CSTDL-NS